Exhibit 10.3
April[•], 2024
Jason Dies
Via Email

Dear Jason:

On behalf of Pitney Bowes Inc., a Delaware corporation (the "Company"). I am happy to extend an offer to you to continue in the position of Interim Chief Executive Officer of the Company, on the terms and subject to the conditions set forth herein and in Exhibit A attached hereto (collectively, this "Letter"). This Letter is intended to replace and supersede, as of the date hereof, the offer letter entered into between you and the Company on September 29, 2023. During the Retention Term (as defined in Exhibit A), you will continue to perform such duties as are assigned to you by the Board from time to time, and you will continue to have authority commensurate with the position of Interim Chief Executive Officer and as delegated to you by the Board from time to time.

All payments hereunder are subject to all tax and other legally-required withholdings. In addition, the Retention Payment described in Exhibit A shall be subject to your execution of a standard general release of claims.

All provisions of this Letter, including the payments and benefits set forth in Exhibit A hereto, are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, "Section 409A") or an exemption therefrom, and will be construed and administered in accordance with such intent. The Company and you agree to work together in good faith to consider amendments to this Letter and to take such reasonable actions which are necessary, appropriate, or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

The provisions of this Letter, including the terms set forth in Exhibit A hereto, may be amended or waived only with the written consent of you and the Company.

This Letter is governed by and construed in accordance with the laws of the State of Delaware without regard to its conflicts of laws principles that would result in the application of the laws of another jurisdiction.

For the convenience of the parties, this Letter may be executed in any number of counterparts, each such executed counterpart shall be deemed an original and all such counterparts together shall constitute one and the same instrument.

[Signature page follows]

Sincerely,

PITNEY BOWES INC.

/s/ Mary J. Steele Guilfoile

Name: Mary J. Steele Guilfoile
Title: Non-Executive Chairman of the Board

ACCEPTED BY:

Signature: /s/ Jason Dies
Jason Dies

Date: 4/25/2024

Exhibit A

This term sheet (this “Term Sheet”) is a summary of the material terms of the letter (the “Letter”) to be entered into by and between Pitney Bowes Inc., a Delaware corporation (the “Company”) and Jason Dies (the “Executive”). The terms and conditions contained within this Term Sheet are for discussion purposes only and are not binding on either the Company or the Executive. This Term Sheet is subject in all respects to the terms of the Letter, and in the event of any conflict between this Term Sheet and the Letter, the Letter will control. The Letter is intended to replace and supersede, as of the Effective Date (as defined below), the offer letter entered into between the Company and the Executive on September 29, 2023.

Position	Interim Chief Executive Officer of the Company, reporting to the Company’s Board of Directors (the “Board”).
Retention Term
The retention period shall begin on April 8, 2024 (the “Effective Date”) and continue until the date on which the Company appoints a permanent Chief Executive Officer of the Company (the “Retention Term”), subject to either Party’s ability to terminate employment with or without Cause or Good Reason (as each term is defined herein), for any reason or no reason.

Principal Place of Employment	Stamford, CT (in person).
Salary	No changes ($875,000).
Interim CEO Stipend	No changes ($60,000 monthly during service as Interim CEO).
Annual Bonus	No changes (80% of Salary at Target).
Early Retirement Eligibility
Executive will be deemed to have satisfied the requirements to receive “early” retirement treatment under any and all employee benefit and compensation plans of the Company (“Retirement Status”) one year earlier than he otherwise would have satisfied the requirements for Retirement Status under such employee benefit and compensation plans, so that he will receive benefits and compensation under such plans as if he had retired on or after the date on which he attained Retirement Status (without duplication of any payment type, including, for the avoidance of doubt, any severance benefits described below). For the avoidance of doubt, Executive may elect to “retire” under such plans and programs at any time after achieving Retirement Status (with the timing for such achievement as modified by this paragraph), and receive such benefits and/or compensation.

LTI	No changes (2024 grant already made with target value of approximately $1,800,000).
Retention Payment	One time cash payment of $600,000 to be paid on the five (5) month anniversary of the Effective Date, subject to Executive’s continued employment with the Company through such payment date; provided, that in the event Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, Executive shall remain eligible to receive such cash payment.

Severance	In the event that the Executive’s employment is terminated by the Company without Cause or Executive terminates his employment for Good Reason during the Retention Term, Executive will be entitled to severance payments under the terms and conditions of the Company’s Severance Pay Plan and the Senior Executive Severance Policy (including execution of a standard general release of claims), as applicable, in each case as may be in effect from time to time; provided that Executive will be guaranteed (without duplication of any payment type) the following severance benefits: (i) the sum of (x) 1.5 times annual base salary (which, for the avoidance of doubt, shall not include the Interim CEO Stipend) plus (y) 1.5 times Target Annual Bonus, which sum shall be paid in a single lump sum on the first payroll date following the date on which the general release of claims ceases to be subject to revocation, and in no event later than 60 days after the date on which Executive’s employment terminates, (ii) pro-rata Annual Bonus for the year of termination based on actual Company results and paid when annual bonuses are paid to employees of the Company generally; (iii) 18 months of COBRA coverage for Executive and his eligible dependents at active employee rates; and (iv) other customary termination benefits provided to Company executives.
Definitions
“Cause” shall mean (A) Executive’s willful and continued failure to perform substantially the duties of his employment (other than due to physical or mental incapacity); (B) Executive’s willful engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company; or (C) Executive’s engaging in embezzlement from the Company; provided, however, that no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company; provided further that no act or omission by Executive shall constitute Cause hereunder unless the Company has given detailed written notice thereof to Executive, and Executive has failed to remedy such act or omission within fifteen (15) days after receiving such notice.

“Good Reason” shall mean (i) a reduction in Executive’s salary, interim CEO stipend or annual bonus opportunity; (ii) requirement that Executive’s principal place of employment be based more than 50 miles from the Executive’s principal place of employment in Stamford, CT; or (iii) a breach of the Company’s obligations under this Letter. In order for a termination by Executive to be for Good Reason, Executive must provide notice to the Company that an event constituting Good Reason has occurred within 60 days after the initial existence of such Good Reason event, the Company must have 30 days within which to cure such Good Reason event to the reasonable satisfaction of Executive (the “Cure Period”), and Executive must terminate his employment within 60 days after expiration of the Cure Period.

Indemnification Agreement	Will enter into same indemnification agreement as the Board.

Restrictive Covenants	Executive to remain subject to the restrictive covenants to which the Executive is currently subject pursuant to the Proprietary Protection Agreement (which generally provides for confidentiality, non-competition and non-solicitation of employees and customers for one year following termination of employment). The general release described above shall not impose any additional or broader restrictive covenants than those currently in effect under the Proprietary Protection Agreement.
Attorneys’ Fees	The Company will pay Executive’s reasonable attorneys’ fees, up to $25,000, incurred by him in connection with the negotiation and documentation of this Letter and any related agreements.